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Exhibit (a)(8)

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/05/06	Investors:	May Kay Shaw, 630-623-7559
	Media:	Lisa Howard, 630-623-5044

McDonald's Announces Final Exchange Ratio of 0.8879 for Chipotle Split-Off Exchange Offer

OAK BROOK, IL—McDonald's Corporation today announced the final exchange ratio in connection with its previously announced offer to its shareholders to exchange all or some of their shares of McDonald's common stock for shares of class B common stock of Chipotle Mexican Grill, Inc. held by McDonald's.

For each share of McDonald's common stock that is validly tendered and delivered pursuant to the offer and accepted by McDonald's, McDonald's will deliver 0.8879 shares of Chipotle class B common stock to or at the direction of such tendering holder. The final calculated per-share value of the McDonald's common stock and the final calculated per-share value of the Chipotle class B common stock, in each case determined in the manner described in the exchange offer prospectus, which were used to calculate the final exchange ratio, were $39.91845 and $49.95375, respectively. Because the exchange offer is subject to proration, the number of shares that McDonald's accepts in the exchange offer may be less than the number of shares tendered by shareholders.

The exchange offer will expire today, October 5, at 12:00 midnight, New York City time, unless extended or terminated.

The terms and conditions of the exchange offer are more fully described in an exchange offer prospectus previously filed by Chipotle and a Schedule TO previously filed by McDonald's with the Securities and Exchange Commission. Shareholders who tender their shares by means of a notice of guaranteed delivery before expiration of the offer must deliver the related shares to the exchange agent by Wednesday, October 11, 2006. Columbus Day, Monday, October 9, 2006 is not included in determining the standard three-day settlement cycle for guaranteed deliveries even though it is a New York Stock Exchange trading day.

Morgan Stanley & Co. Incorporated is serving as the dealer manager for the transaction.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local men and women.

Chipotle operates more than 500 fast-casual, fresh Mexican food restaurants in 23 states throughout the United States and in the District of Columbia.

Additional Information

In connection with the proposed disposition by McDonald's of its interest in Chipotle via an exchange offer, Chipotle has filed with the Securities and Exchange Commission a registration statement that includes an exchange offer prospectus. The prospectus contains important information about the disposition and related matters, and McDonald's has mailed the prospectus to its shareholders. Investors and security holders are urged to read the prospectus, and any other relevant documents filed with the SEC, before making any investment decision. None of McDonald's, Chipotle or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer. You may obtain a free copy of the prospectus and other related documents filed with the SEC by McDonald's and Chipotle at the SEC's web site at www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald's at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.

McDonald's has retained Georgeson Shareholder Communications Inc. as the information agent for the transaction. To obtain copies of the exchange offer prospectus and related documentation, or if you have questions about the terms of the exchange offer or how to participate, you may contact the information agent at 1-866-821-2614 (toll-free in the United States), or 1-212-440-9800 (elsewhere).

Forward-Looking Statements

Information in this communication contains forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date thereof. These forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the benefits of the split-off, including future financial and operating results, and each company's plans, objectives, expectations and intentions and other statements that are not historical facts. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald's and Chipotle with the SEC, such as annual and quarterly reports and the exchange offer prospectus. McDonald's and Chipotle disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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  Exhibit (a)(8)